Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
November 10, 2021
Discover Funding LLC 12 Read’s Way New Castle, Delaware 19720

Re:	Discover Card Execution Note Trust, DiscoverSeries Notes; Registration Statement on Form SF-3

We have acted as special tax counsel for Discover Funding LLC, a Delaware limited liability company (“Discover Funding”), and Discover Card Execution Note Trust (the “Note Issuance Trust”), in connection with the above captioned registration statement, together with the exhibits and any amendments thereto (the “Registration Statement”) and a representative form of prospectus (the “Prospectus”) filed by Discover Funding with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1933, as amended (the “Act”), registering asset-backed notes secured by a beneficial interest in a pool of receivables arising under certain revolving credit card accounts (the “Notes”). The Notes will be issued pursuant to the Amended and Restated Indenture, dated as of December 22, 2015 (the “Indenture”), between the Note Issuance Trust and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), the Second Amended and Restated Indenture Supplement, dated as of December 22, 2015 (the “Indenture Supplement”) between the Note Issuance Trust and the Indenture Trustee, and Terms Document, substantially in the form of Exhibits 4.7, 4.8 and 4.9., to the Registration Statement. You have requested our opinion as special tax counsel concerning the statements in the Prospectus under the captions and “Prospectus Summary—Tax Treatment” and “U.S. Federal Income Tax Considerations.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

Our opinion is based on our examination of (i) the Prospectus, (ii) the Indenture, the Indenture Supplement, the Pooling and Servicing Agreement and the form of Terms Documents incorporated into the Registration Statement on the date hereof and (iii) such other documents, instruments and information as we considered necessary.

Our opinion is also based on (i) the assumption that neither U.S. Bank National Association, as the indenture trustee nor any affiliate thereof will become either the servicer or the delegee of the servicer; (ii) the assumption that all agreements relating to the creation of the Note Issuance Trust and the issuance and sale of the Notes will remain in full force and effect; (iii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Notes will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus, and the transactions contemplated to occur under such agreements and documents in fact occur in accordance with the terms thereof; and (iv) currently applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the captions “Prospectus Summary—Tax Treatment” and “U.S. Federal Income Tax Considerations” in the Prospectus. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP

(Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados

(a Brazilian partnership).

Mayer Brown LLP

While the tax description does not purport to discuss all possible federal income tax ramifications of the purchase, ownership and disposition of the Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended, based on the foregoing, as of the date hereof, we hereby adopt and confirm the statements set forth under the captions “Prospectus Summary—Tax Treatment” and “U.S. Federal Income Tax Considerations” in the Prospectus, which discuss the federal income tax consequences of the purchase, ownership and disposition of the Notes. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Our opinion set forth above is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

Mayer Brown LLP

We hereby consent to the use of our name therein and to the filing of this letter as part of the Registration Statement, and to the references to this firm under the caption “U.S. Federal Income Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Dated: November 10, 2021

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP

REN/SDG